Exhibit 10.43
Description of Non-Employee Director Compensation
     For fiscal 2008, the compensation for the non-employee directors of The Goldman Sachs Group, Inc. (Group Inc.) consisted of:
•	a $75,000 annual retainer awarded on December 17, 2008 as 953 fully vested restricted stock units (RSUs) to each non-employee director of Group Inc., other than Lakshmi N. Mittal, who became a director in late June 2008 and received a prorated retainer of $37,500 as 477 fully vested RSUs, and Edward M. Liddy, who resigned as a director in early October 2008 and received a prorated cash retainer of $62,500;

•	a $25,000 committee chair fee awarded on December 17, 2008 as 318 fully vested RSUs to each committee chair, other than Stephen Friedman, who became Chair of the Audit Committee in early October 2008 and received a prorated committee chair fee of $4,167 as 53 fully vested RSUs, and Mr. Liddy, who resigned as Chair of the Audit Committee in early October 2008 and received a prorated cash committee chair fee of $20,833; and

•	the following grants awarded on December 17, 2008:
—	2,900 fully vested RSUs for each of Claes Dahlbäck, Mr. Friedman, William W. George, Lois D. Juliber and Ruth J. Simmons;

—	1,450 fully vested RSUs and 5,800 fully vested stock options (Options) for John H. Bryan and James A. Johnson;

—	11,600 fully vested Options for Rajat K. Gupta;

—	a prorated grant of 1,450 fully vested RSUs for Mr. Mittal; and

—	$190,385 in cash in lieu of a prorated annual equity grant for Mr. Liddy, a retired director.
     Non-employee directors (other than Mr. Mittal, who joined during the year) elected whether to receive RSUs, Options or a combination of RSUs and Options.
     RSUs awarded in connection with non-employee director compensation provide for delivery of the underlying shares of common stock, par value $0.01 per share (Common Stock), of Group Inc. on the last business day in May in the year following the year of the non-employee director’s retirement from the Group Inc. Board of Directors. Options awarded in connection with non-employee director compensation for fiscal 2008 have an exercise price of $78.78 (the closing price per share of Common Stock on the NYSE on the date of grant). One-third of the Options awarded generally become exercisable in each of January 2010, January 2011 and January 2012, provided that all of the Options granted to a non-employee director become exercisable on the date the non-employee director ceases to be a director of Group Inc. For so long as the non-employee director remains a director of Group Inc., the Common Stock underlying any exercised Option cannot be transferred before January 2014.
     The Group Inc. Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has a policy on stock ownership that requires each non-employee director to beneficially own at least 5,000 shares of Common Stock or fully vested RSUs within two years of becoming a director. All non-employee directors of Group Inc. are in compliance with this policy.
     Non-employee directors of Group Inc. are permitted to participate in Group Inc.’s employee matching gift program on the same terms as employees. Under the program for 2008, Group Inc. matched gifts of up to $20,000 in the aggregate per participating individual.
     Non-employee directors receive no compensation other than directors’ fees.